Exhibit 10.3

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.  REDACTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

GATHERING AND NATURAL GAS SERVICES AGREEMENT

BETWEEN

SM ENERGY COMPANY

AND

ETC TEXAS PIPELINE, LTD.

DATED APRIL 1, 2011

CONTRACT NO. 11515-100

TABLE OF CONTENTS

1.	DEFINITIONS	2

2.	SCOPE OF AGREEMENT/TENDER OF GAS	6

3.	GATHERING AND NATURAL GAS SERVICES FEES	6

4.	COMMITTED RESERVES AND SHIPPER’S RESERVATIONS	7

5.	RECEIPT AND DELIVERY POINT(S)	7

6.	QUANTITY	7

7.	QUALITY	9

8.	MEASUREMENT	10

9.	BILLING	13

10.	WARRANTY	14

11.	POSSESSION OF GAS	14

12.	TAXES AND ROYALTIES	15

13.	REMEDIES/LIABILITY	15

14.	CREDIT ASSURANCE	16

15.	NOTICES	16

16.	FORCE MAJEURE	18

17.	TERM AND TERMINATION	19

18.	REPRESENTATIONS AND WARRANTIES	20

19.	MISCELLANEOUS	21

GATHERING AND NATURAL GAS SERVICES AGREEMENT

ETC TEXAS PIPELINE, LTD., a Texas limited partnership, (“Gatherer”) and SM Energy Company, a Delaware corporation, (“Shipper”) enter into this Gathering and Natural Gas Services Agreement (together with all Individual Transaction Confirmations, collectively, this “Agreement”) effective as of April 1, 2011 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Shipper has or will have available a supply of Gas produced in Texas requiring gathering and other services; and

WHEREAS, Gatherer desires to gather and provide certain services for Shipper, and Shipper desires for Gatherer to gather and provide services for such quantities of Gas from specified points of receipt;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, Shipper and Gatherer do hereby stipulate and agree as follows.

ARTICLE I

DEFINITIONS

1.1           Specific Defined Terms.  As used throughout this Agreement, the following capitalized terms shall have the meanings ascribed below.

“Affiliate” and “Affiliates” means, with respect to any relevant Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with such relevant Person.  For purposes of this definition, the term “control” (including its derivatives and similar terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the relevant Person, whether through the ownership or control of voting interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Btu” means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit (1°F) from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F).  The term “MMBtu” means one million Btus.

“Condensate” means liquid hydrocarbons produced from a well which is measured and delivered into the Gathering System at a Receipt Point as Gas but during transportation in the Gathering System experiences a phase change to a liquid state and is subsequently recovered as a liquid.

“Contract Year” means the 365 consecutive Days (or 366 consecutive Days if Contract Year includes a leap year (February 29)) beginning on the first Day of the Month subsequent to the Initial Delivery Date and each of the anniversaries thereafter.

“Day” means a period of twenty-four (24) consecutive hours, beginning at 9:00 a.m. Central Clock Time (“CCT”) on any calendar Day.  “Business Day” means a Day on which the Federal Reserve member banks in New York City are open for business and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. CCT.

“Delivery Point” shall have the meaning set forth in Section 5.2.

“Downstream Transporter” means the applicable natural gas transporter (i) having facilities connected to the facilities of Gatherer (or its successors or assigns) at or near the tailgate of the Plant (as defined in the Processing Agreement) and (ii) receiving Residue Gas (as defined in the Processing Agreement) at such connection.

“Effective Date” shall have the meaning set forth in the Preamble.

“Event of Default” or “Default” means the occurrence of any of the following events, circumstances or conditions: (i) failure by either Party to materially perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when either (A) such failure has not been cured within the greater of a reasonable period of time or thirty (30) Days; in each case, following the Party in Default receiving written notice thereof from the Party not in Default (other than a Default which occurs because such Party is rightfully withholding performance in response to the other Party’s failure to perform), or (B) an effort to remedy such failure has not been commenced within such period following such written notice and continued to be diligently prosecuted, with such measures reasonably expected to cure any such Default; (ii) the entry of either Party into voluntary or involuntary bankruptcy, receivership or similar protective proceedings, or (iii) failure to pay any amounts owed pursuant to this Agreement within thirty (30) Days after the applicable due date, other than amounts disputed in good faith pursuant to the provisions of Section 9.2.

“Firm” or “Firm Service” as used herein means that the gathering of Gas up to the SRC is not subject to interruption.

“FL&U” means the combination of Fuel and Lost and Unaccounted for Gas.  For the avoidance of doubt, FL&U does not include Condensate.

“Fuel” is that quantity of Gas (including electricity, if any), in MMBtu, used by Gatherer for fuel in compressing the Gas on the Gathering System.

“Force Majeure” shall have the meaning set forth in Section 16.2.

“Gas” means methane and other gaseous hydrocarbons, including gaseous combustible, noncombustible, and inert elements, compounds, components or mixtures thereof and liquefiable hydrocarbons in the vapor stream.

“Gathering Fee(s)” shall have the meaning set forth in Section 3.1.

“Gathering System” means the pipeline and appurtenant facilities to be constructed by Gatherer as described in the ITC executed by Gatherer and Shipper contemporaneous with execution of this Agreement.  For the avoidance of doubt, the Gathering System does not include the Processing Plant as defined in the Processing Agreement or any facilities downstream of the Processing Plant.

“Gross Heating Value” means the number of Btu’s liberated by the complete combustion, at constant pressure, of one (1) cubic foot of Gas at a base temperature of sixty degrees Fahrenheit (60°F.) and a referenced pressure base of fourteen and sixty-five hundredths (14.65) Psia with air of the same temperature and pressure of the Gas, after products of combustion are cooled to the initial temperature of the Gas, and after the water of the combustion is condensed to the liquid state.  The Gross Heating Value of the Gas shall be corrected for the water vapor content of Gas being delivered; provided, however, that if the water vapor content of the Gas is seven (7) pounds or less per one million (1,000,000) cubic feet, the Gas shall be assumed to be dry and no correction shall be made.

“Imbalance” shall have the meaning set forth in Section 6.5.

“Individual Transaction Confirmation” or “ITC” means an effective and unexpired agreement between Gatherer and Shipper documented by written means, evidencing the specific terms of a Transaction, which may be in any form adequate at law, but which shall be part of the terms and conditions of this Agreement.

“Initial Delivery Date” means the first date on which Shipper delivers any Gas to Gatherer at the Receipt Point(s) pursuant to this Agreement.

“Interruptible” or “Interruptible Service” as used herein means that Gatherer, in its sole and unfettered discretion, shall have the right to interrupt, curtail or suspend the receipt, gathering or delivery of Gas hereunder at any time and from time to time without any liability to Shipper by reason thereof, subject to Section 16.4.

“Laws” mean valid applicable laws, rules, regulations, decrees and orders of the United States of America and all other governmental bodies, agencies or other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by this Agreement or the Parties or their operations, whether such Laws now exist or are hereafter amended or enacted.

“Loss” or “Losses” means, unless specifically provided otherwise, all claims, including, but not limited to, those for bodily injury or death, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, loss of support, wrongful death, property damage and wrongful termination of employment, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, costs for removal of wreck/debris, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of reasonable attorneys’ fees and costs of litigation) or amounts, of any kind or character (except punitive or exemplary damages), whether under judicial proceedings, administrative proceedings or otherwise, under any theory of tort, contract, or breach of contract arising out of, or incident to or in connection with the Agreement or the performance of work, services or operations contemplated under the Agreement.

“Lost and Unaccounted for Gas” or “L&U” means that volume of Gas, in MMBtu, received by Gatherer which is released and/or lost through piping, equipment, or operations, which cannot be accounted for, or is vented, all on the Gathering System.

“Month” means a period beginning at 9:00 a.m. CCT on the first Day of the calendar Month and ending at 9:00 a.m. CCT on the first Day of the next succeeding calendar month.

“Non-Specification Gas” shall have the meaning set forth in Section 7.3.

“Party” means, individually, either Gatherer or Shipper, collectively referred to as the “Parties”.

“Person” or “Persons” means any individual or entity, including, without limitation, any corporation, limited liability company, joint stock company, general or limited partnership, or government authority (including any agency or administrative group thereof).

“Processing Agreement” means that certain Gas Processing Agreement (Contract No. 11515J) between the Parties of even date herewith.

“Plant Thermal Reduction” or “PTR” means the sum of Plant Product Shrinkage and allocated process fuel (including electricity costs) and Plant losses under the Processing Agreement, in MMBtu.

“Quality Specifications” means the Gas quality specifications set forth in Section 7.1.

“Receipt Point(s)” shall have the meaning set forth in Section 5.1.

“Scheduled Quantity” shall have the meaning set forth in Section 6.4.

“Stated Rate” means, for any date, an annual rate of interest (compounded daily) equal to the lesser of (a) one percent (1%) over the per annum rate of interest announced as the “prime rate” for commercial loans posted from time to time by Citibank, N.A. (New York, New York office) or its successor or a mutually agreed substitute bank, or (b) the maximum lawful interest rate then in effect under Law.

“Shipper’s Reserved Capacity” or “SRC” means the daily gathering capacity (expressed in MMBtu) reserved for Shipper in Gatherer’s Gathering System as set forth in the Individual Transaction Confirmation.

“Taxes” means any or all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, Gas or oil revenue, Gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, and other or new taxes or increases therein, other than taxes based on or assessed against net income or net worth.

“Transaction” means any agreement between Gatherer and Shipper set forth in an Individual Transaction Confirmation, and any amendment, modification, or supplement thereof, made part of and in accordance with this Agreement for the gathering of Gas or provision of other services to be performed hereunder.

1.2           Other Defined Terms.  Other capitalized terms used in this Agreement and not defined in Section 1.1 above shall have the meanings ascribed to them throughout this Agreement.

ARTICLE II

SCOPE OF AGREEMENT/TENDER OF GAS

2.1           Scope of Agreement.  Gatherer and Shipper from time to time during the term hereof may, but are not obligated to, enter into Transactions for the gathering of Gas and/or the provision of other services as set forth herein to which this Agreement shall apply.  Each Transaction shall be effectuated and evidenced as set forth in this Article 2 and shall constitute a part of this Agreement and all Transactions, together with this Agreement, shall constitute a single integrated agreement.  Each Transaction shall be construed as one with this Agreement and any discrepancy or conflict between any term contained in this Agreement and any term contained in an Individual Transaction Confirmation shall be resolved in favor of the Individual Transaction Confirmation.

2.2           Tender of Gas and Gathering Services.  Shipper may tender Gas to Gatherer at the Receipt Point(s) during the term of this Agreement.  Gatherer shall accept at the existing or new Receipt Point(s) all Gas that Shipper or any of its Affiliates deliver to such Receipt Point(s), up to the SRC, and will redeliver all such Gas (less Shipper’s pro rata share of FL&U as determined under the applicable ITC and PTR) at the Delivery Point, provided that such Gas is properly scheduled by Shipper in accordance with Gatherer’s (or its Affiliates’) scheduling procedures set forth in Section 6.4 hereof.  In addition, Gatherer will accept quantities above the SRC on an Interruptible basis in accordance with Section 16.4.

ARTICLE III

GATHERING AND NATURAL GAS SERVICES FEES

3.1           Gathering Fee(s).   The gathering fee(s) to be paid by Shipper to Gatherer for the quantities of Gas delivered by Shipper and received and gathered by Gatherer hereunder shall be as set forth on the Individual Transaction Confirmation (the “Gathering Fee(s)”).

3.2           FL&U.  In addition to the fees set forth above in this Article III, Shipper shall convey to Gatherer at the Receipt Point(s) Shipper’s pro rata share of FL&U as determined under the applicable ITC.  Subject to the indemnities set forth in this Agreement, title to such FL&U shall vest in Gatherer at the Receipt Point(s) at no cost to Gatherer.

ARTICLE IV

COMMITTED RESERVES AND SHIPPER’S RESERVATIONS

[Intentionally omitted.]

ARTICLE V

RECEIPT AND DELIVERY POINT(S)

5.1           Receipt Point(s).  Shipper shall deliver Gas tendered pursuant to this Agreement as set forth on the Individual Transaction Confirmation and at any other mutually agreeable receipt point (the “Receipt Point(s)”).  Unless otherwise specified, Shipper shall deliver Gas at a pressure not to exceed the maximum allowable operating pressure as stated in the ITC.  The expected operating pressure of the Gathering System at each Receipt Point(s) is stated in the ITC.

5.2           Delivery Point.  Gatherer shall redeliver to Shipper at the delivery point(s) set forth on the Individual Transaction Confirmation (“Delivery Point”) Gas tendered pursuant to this Agreement (less Shipper’s pro rata share of FL&U as determined under the applicable ITC and PTR).

ARTICLE VI

QUANTITY

6.1           [Intentionally omitted.]

6.2           Gatherer agrees to take and Shipper agrees to deliver Gas hereunder in accordance with all Laws.  Gatherer shall operate and maintain the Gathering System and its related facilities in such a manner as is necessary for Gatherer to provide the gathering and other services hereunder in accordance with the terms and conditions of this Agreement, including the ITC.

6.3           Subject to the terms, conditions and limitations contained herein and in the ITC, Shipper agrees to deliver Gas, or cause Gas to be delivered, from time to time, to the Receipt Point(s), and Gatherer agrees to accept, or cause to be accepted, on a Firm basis, those daily quantities of Shipper’s Gas tendered by or for the account of Shipper, not to exceed the SRC, as set forth in any Individual Transaction Confirmation, and scheduled in accordance with this Article VI.  In addition, Gatherer will accept quantities above the SRC on an Interruptible basis in accordance with Section 16.4.  Subject to the terms, conditions and limitations contained herein, Gatherer agrees to gather and redeliver, or cause to be gathered and redelivered, (on a Firm basis for quantities equal to or less than the SRC, and on an Interruptible basis (subject to Section 16.4) for quantities above the SRC), the Scheduled Quantity to the Delivery Point. The Scheduled Quantity at the Delivery Point shall be a quantity of Gas equal to the Scheduled Quantity at the Receipt Point(s), less Shipper’s pro rata share of FL&U as determined under the applicable ITC and PTR.  Any material variation in flow rate or the Scheduled Quantity will be confirmed in writing via fax or email by Gatherer, with an acknowledgment returned to Gatherer by Shipper.

6.4           Scheduling of receipts and deliveries of Gas between the Receipt Point(s) and Delivery Point shall be in accordance with the Gatherer’s nomination and scheduling procedures set forth in this Section 6.4 and with the nomination and scheduling procedures of the Downstream Transporter.  Shipper shall submit Nominations (as defined below) for the gathering of Gas hereunder to Gatherer via Gatherer’s Web-based online nomination system.  No later than three (3) Business Days prior to the end of each Month, Shipper shall provide to Gatherer in writing the quantity of Gas (expressed in MMBtu) Shipper expects to make available and deliver at each Receipt Point and receive at the Delivery Point each Day of the following Month (the “Nominations”).  Should Shipper desire to change any of the Nominations during such Month, Shipper will use reasonable efforts to notify Gatherer by no later than 8:30 a.m. CCT on the Business Day prior to the Day of the scheduled flow of the capacity and path that the Shipper plans to utilize.  The deadline for submitting Nominations is 11:30 a.m. CCT the Business Day prior to the Day of the scheduled flow.  Any initial Nomination received after the deadline of 11:30 a.m. CCT on the Business Day prior to the flow Day will be scheduled by Gatherer in its discretion.  Gatherer may, in its discretion, allow intraday Nomination changes at the Receipt Point(s) and the Delivery Point.  Gas shall be delivered by Gatherer to the Delivery Point in accordance with confirmation by the Downstream Transporter of the Nomination and/or changes to the Nomination (the “Scheduled Quantity”).

6.5           The Parties shall reasonably cooperate with each other to manage and eliminate, as promptly as practical, any variance between the volume of Gas delivered at the Delivery Point for Shipper’s account (i.e., the Scheduled Quantity) and the volume of Gas received at the Receipt Point(s) (less Shipper’s pro rata share of FL&U as determined under the applicable ITC and PTR) (an “Imbalance”).  Any physical flow adjustments will be made as agreed to by Gatherer and Shipper (which shall be confirmed in writing via fax or email by Gatherer, with an acknowledgment to be returned to Gatherer by Shipper) to adequately control imbalance levels.  The daily and cumulative Imbalance(s) will be determined at the end of each Gas Day.  Gatherer may assist Shipper in managing the Imbalance and may, at any time and from time to time, reasonably request in good faith that Shipper change its Nominations at the Delivery Point or, with notice to Shipper, restrict, interrupt, or reduce its receipts or deliveries of Gas at the Receipt Point(s) or Delivery Point, and direct Shipper to make adjustments in its receipts or deliveries, in order to maintain a daily and monthly balance or to correct an Imbalance.  If Shipper fails or refuses to follow any such reasonable, good faith request from Gatherer, Gatherer may, without liability hereunder, cease accepting or delivering Gas under this Agreement until the conditions causing the Imbalance are corrected.  Imbalances will be cashed-out each Month under the following terms:

(a)           If the Imbalance is owed to Gatherer, Shipper shall pay Gatherer, per MMBtu of the Imbalance, one hundred percent (100%) of the arithmetic average of the “Midpoint” prices stated in Gas Daily® (Platts, a division of The McGraw-Hill Companies, Inc.) in the column “Daily Price Survey” for all Days of the Month, for “Tennessee Zone 0 Index” (the “Monthly Average Gas Daily Price”) for the Month in which the Imbalance occurred; or,

(b)           If the Imbalance is owed to Shipper, Gatherer shall pay Shipper, per MMBtu of the Imbalance, one hundred percent (100%) of the Monthly Average Gas Daily Price for the Month in which the Imbalance occurred.

If the information necessary to calculate the Monthly Average Gas Daily Price ceases to be available, Shipper and Gatherer shall work in good faith to determine a comparable substitute publication and/or daily posting(s) or other indexes providing comparable data.

ARTICLE VII

QUALITY

7.1           All Gas tendered by Shipper for gathering at the Receipt Point(s), unless expressly waived in writing by Gatherer, shall not exceed the Gas quality specifications set forth below.

(a)           At a base pressure of fourteen and sixty-five hundredths (14.65) p.s.i.a. and a base temperature of sixty degrees Fahrenheit (60º F), such Gas shall not contain more than ten parts per million by volume (10 ppmv) of oxygen, nor more than:

(1)           One quarter (1/4) grain of hydrogen sulfide per one hundred (100) cubic feet;

(2)           Two (2) grains of total sulfur per one hundred (100) cubic feet;

(3)           One quarter (1/4) grain of mercaptans per one hundred (100) cubic feet;

(4)           Two percent (2%) by volume of carbon dioxide; or

(5)           One percent (1%) by volume of nitrogen, nor three percent (3%) by volume of total inert gases.

(6)                                  Seven (7) pounds of water vapor per one million (1,000,000) standard cubic feet.

(b)           Such Gas shall be free from any free liquids, foreign material such as solids, sand, dirt, dust, gums, crude oil, iron particles, and other objectionable substances which may be injurious to pipelines or which may interfere with its transportation or measurement.

(c)           At a base pressure of fourteen and sixty-five hundredths (14.65) p.s.i.a., the gross dry heating value of such Gas shall not, except as otherwise permitted as set forth in an applicable Individual Transaction Confirmation, be less than one thousand one hundred (1100) Btu’s per cubic foot.

(d)           The temperature of such Gas shall not be less than forty degrees Fahrenheit (40º F) nor exceed one hundred twenty degrees Fahrenheit (120º F).

SHIPPER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS GATHERER FROM ANY AND ALL LOSSES, INCLUDING INCIDENTAL, CONSEQUENTIAL, AND INDIRECT DAMAGES, AND IN RESPECT OF THIRD PARTY CLAIMS, PUNITIVE, EXEMPLARY, AND TREBLE DAMAGES, ARISING FROM OR OUT OF SHIPPER’S GAS NOT MEETING THE QUALITY SPECIFICATIONS PROVIDED OR REFERENCED HEREIN.

7.2           [Intentionally omitted.]

7.3           Non-Conformance.  Should Gas tendered by Shipper fail at any time to conform to the Quality Specifications set forth in this Article VII, except as otherwise permitted as set forth in an applicable Individual Transaction Confirmation, Gatherer may in its discretion refuse to accept such non-conforming Gas (“Non-Specification Gas”).  The continued acceptance of any Non-Specification Gas by Gatherer hereunder shall not constitute a waiver by Gatherer of any Quality Specifications for any future deliveries, but shall constitute recognition by Shipper of Gatherer’s ongoing right at any time without further notification to (a) reject all of such Gas; or (b) accept all of such Gas; or (c) accept any quantity of such Gas and reject the remaining Non-Specification Gas.  Shipper shall endeavor to conform any Non-Specification Gas to meet the Quality Specifications on commercially reasonable terms, including good faith negotiations with Gatherer to do so.

7.4           Shipper shall not introduce corrosion inhibitors, chemicals, antifreeze agents or other materials containing constituents harmful or injurious to Gatherer’s operations into Gas delivered hereunder.

ARTICLE VIII

MEASUREMENT

8.1           The measuring facilities shall be designed, installed, operated, and maintained by Gatherer or its designee in accordance with the following standards:

(a)           Orifice Measurement - American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by all Parties (herein referred to as AGA 3).

(b)           Turbine Measurement - American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by all Parties (herein referred to as AGA 7).

(c)           Positive Measurement - American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by all Parties (herein referred to as ANSI B109.2).

(d)           Ultrasonic Measurement - American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by all Parties (herein referred to as AGA 9).

(e)           Electronic Gas Measurement — American Petroleum Institute Chapter 21.1, dated 2005 or the most recent edition as agreed to by all Parties (herein referred to as API 21.1).

8.2           Shipper may, at its option and expense, install and operate meters, instruments and equipment, in a manner that will not interfere with Gatherer’s equipment, to check Gatherer’s meters, instruments, and equipment, but the measurement for the custody transfer of Gas for the purpose of this Agreement will be by Gatherer’s meter only, except as hereinafter specifically provided.  The meters, check meters, instruments, and equipment installed by each Party will be subject at all reasonable times to inspection or examination by the other Party, but the calibration and adjustment thereof will be done only by the installing Party.  Gatherer shall provide Shipper with near real time access to flow information at each Receipt Point.

8.3           All meters will be calibrated and or proven on a mutually agreed schedule, but not less often than Monthly, ensuring that the meter calibration or proving frequency is in compliance with regulatory requirements.  Notification of scheduled calibrations shall be made to all interested parties and reasonable effort will be made to accommodate each Party’s schedule; however, calibration will proceed at the scheduled time regardless of attendees. Records from all measuring equipment are the property of Gatherer who will keep all such records on file for a period of not less than two (2) years.  Upon request, Gatherer will make available to Shipper volume records from the measuring equipment, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) Days after receipt thereof by Shipper.

8.4           Either Party shall have the right to conduct such pulsation tests as they deem prudent, at the testing Party’s sole risk and expense. If excessive pulsation is evident, mutually agreed modifications to operation or facility design will be made to reduce the effect of such pulsation.

8.5           If the percentage of inaccuracy from the results of any test is greater than two percent (2%), the registration of such meter shall be corrected at the rate of such inaccuracy for any period which is definitely known or agreed upon.  In the event the period is not definitely known or agreed upon, such correction shall be for a period extending back one-half (1/2) of the time elapsed since the date of the last calibration.  Following any test, measurement equipment found inaccurate shall be immediately restored by Gatherer as closely as possible to a condition of accuracy.  If any measurement equipment is out of service or out of repair for any reason so that the amount of Gas delivered cannot be estimated or computed from the reading thereof, the amount of Gas delivered through such meter during the period such meter is out of service or out of repair shall be estimated and agreed upon by Gatherer and Shipper upon the basis of the best data available using the first of the following methods which is feasible:

(a)           by using the registration of any check meters if installed and accurately registering;

(b)           by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

(c)           by estimating the quantity of deliveries by comparison with deliveries during preceding periods under similar conditions when the meter was known to be registering accurately.

8.6           Measurement Volume Computations

(a)           The unit of volume of Gas shall be one (1) standard cubic foot at a base pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 p.s.i.a.) and at a base temperature of sixty degrees Fahrenheit (60°F).  The energy content may be recalculated, if the water vapor of the Gas is determined to be greater than seven (7) pounds of water vapor per one million (1,000,000) standard cubic feet, by adjusting the measured volume to correct for the volume of water vapor assuming saturation at the temperature and pressure of measurement (as delivered) and multiplying the corrected volume by the gross dry heating value.

(b)           Atmospheric pressure shall be assumed to be the pressure value as reasonably determined by Gatherer for each Receipt Point and Delivery Point location pursuant to generally accepted practices.

(c)           All metered volumes shall be computed in accordance with the standards set forth in Section 8.1 above.

8.7           Records of calibration and or proving and data associated with the volume calculation, and the records and data relating to the sampling and determinations under Sections 8.8 and 8.9 below, are the property of Gatherer who will keep all such records and data on file for a period of not less than two (2) years.  Upon request, Gatherer will make available to Shipper all such records and data (including an electronic measurement audit package that complies with API Chapter 21.1 Measurement, if offered by Gatherer), subject to return within thirty (30) Days after receipt thereof by Shipper.

8.8           Gatherer shall sample and determine the Gross Heating Value, relative density and compressibility at the Receipt Point(s), at the measurement facilities at the inlet of the Plant as defined in the Processing Agreement, and at the Delivery Point utilizing the following standards:

(a)           Gas Processors Association (GPA) 2166 - Obtaining Natural Gas Samples for Analysis by Gas.

(b)           Gas Processors Association (GPA) 2261 - Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.

(c)           Gas Processors Association (GPA) 2145 - Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas.

(d)           Gas Processors Association (GPA) 2172 — Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

(e)           American Gas Association Report Number 8 — Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases.

8.9           Gatherer shall sample the flowing Gas stream by on-line chromatograph.  If the on-line chromatograph fails, then Gatherer shall utilize one of the following methods:

(a)           Accumulated Sample — If this method is utilized the application of gas quality in the volume calculation will be during the time period the Gas sample was accumulated.

(b)           Spot Sample — If this method is utilized the application of Gas quality in the volume calculation will be the time period beginning on the date the sample was obtained until the next sample is obtained.

ARTICLE IX

BILLING

9.1           Gatherer’s Statement.  Gatherer shall render a statement to Shipper on or before the twenty-fifth (25th) Day of each Month setting forth the amount due Gatherer for all fees owed by Shipper hereunder for the gathering of Gas and other services performed hereunder by Gatherer during the preceding Month.

9.2           Payment.  The Party with a balance due to the other Party shall pay such other Party the amount due in the form of immediately available federal funds by wire or electronic fund transfer to the bank account specified on the statement, or any other mutually agreed upon method, on or before the first Business Day of the second Month following the Month of production or the tenth (10th) Day following Shipper’s receipt of the statement described in Section 9.1 above, whichever is later.  Payments due on a Saturday or a bank holiday shall be made on the preceding Business Day unless such holiday is Monday, in which case payment shall be made on the following Business Day; payments due on Sunday shall be made on the next Business Day.  The paying Party must tender a timely payment even if the statement includes an estimated receipt or delivery volume.  Any payment shall not prejudice the right of the paying Party to an adjustment of any statement to which it has taken written exception, provided that such Party’s exception shall have been made within the time period set forth in Section 19.13 herein.  If the paying Party fails to pay any statement in whole or in part when due, in addition to any other rights or remedies available to the Party to whom payment is due, interest at the Stated Rate shall accrue on all unpaid amounts.  Notwithstanding the foregoing, if a legitimate good faith dispute arises between Shipper and Gatherer concerning a statement, the paying Party shall pay that portion of the statement not in dispute on or before such due date, and upon the ultimate determination of the disputed portion of the statement, the paying Party shall pay the remaining amount owed, if any, plus the interest accrued thereon at the Stated Rate from the due date.  Any amounts refunded to a paying Party following resolution of any billing dispute shall accrue interest at the Stated Rate from the date of initial payment to the date of refund.

ARTICLE X

WARRANTY

10.1         Shipper’s Warranty.  Shipper hereby represents and warrants that it has good and marketable title to, and/or full legal right and authority to deliver to Gatherer for gathering and/or other services as applicable hereunder, all Gas tendered by Shipper at the Receipt Point(s).  Shipper represents and warrants that such Gas shall, at the Receipt Point(s), be free and clear of any and all claims, liens, encumbrances (except those created by lessor’s rights under the applicable leaseholds or other similar interests related to such Gas), and applicable Taxes that are imposed upon production of such Gas and all other components of such Gas (including any liquid hydrocarbons removed therefrom), and SHIPPER AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS Gatherer from and against all Losses incurred by Gatherer on account of any such liens, encumbrances and claims.

10.2         Gatherer’s Warranty.  Gatherer hereby represents and warrants that it has the full legal right and authority to gather (and/or provide services as applicable) for Shipper all Gas tendered by Shipper at the Receipt Point(s) and to deliver such Gas at the Delivery Point in accordance with this Agreement, including the applicable ITC.  Gatherer represents and warrants that such Gas shall be free and clear of all liens, encumbrances and claims whatsoever created by, through or under Gatherer, and GATHERER AGREES TO RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS Shipper from and against all Losses incurred by Shipper on account of any such liens, encumbrances and claims.

ARTICLE XI

POSSESSION OF GAS

11.1         Party in Possession.  As between the Parties, Shipper shall control and possess the Gas affected by this Agreement at all times prior to and until delivery to Gatherer at the Receipt Point(s) and after redelivery by Gatherer to Shipper of the Gas at the Delivery Point.  Gatherer shall control and possess the Gas affected by this Agreement at all times after delivery thereof by Shipper to Gatherer at the Receipt Point(s) and until redelivery by Gatherer to Shipper of the Gas at the Delivery Point.

11.2         Responsibility and Liability.  Except as otherwise set forth in Article VII, the Party in control and possession of the Gas affected by this Agreement shall be responsible and pay for, and shall release, defend, indemnify and save the other Party harmless from and against, any and all Losses caused thereby and occurring while the Gas is in the possession and control of such first Party.

ARTICLE XII

TAXES AND ROYALTIES

12.1         Taxes and Royalties.  Shipper shall be responsible for and pay all Taxes levied on or in respect to Shipper’s Gas and the handling thereof prior to the delivery of such Gas to Gatherer at the Receipt Point(s) and at and after delivery of such Gas to Shipper at the Delivery Point.  Gatherer shall be responsible for and pay all Taxes levied on or in respect to Shipper’s Gas and the handling thereof from and after the delivery of such Gas to Gatherer at the Receipt Point(s) and prior to the delivery of such Gas to Shipper at the Delivery Point; provided, however, Shipper shall be responsible for and pay any such Taxes which first take effect after the Effective Date.  Shipper shall be responsible for all royalties due with respect to the production of the Gas delivered hereunder at the Receipt Point(s).  Shipper shall indemnify, reimburse, defend and hold harmless Gatherer from and against any and all claims or Losses attributable to such Taxes and royalties for which Shipper is responsible under this Section.  Gatherer shall indemnify, reimburse, defend and hold harmless Shipper from and against any and all claims or Losses attributable to such Taxes for which Gatherer is responsible under this Section.

ARTICLE XIII

REMEDIES/LIABILITY

13.1         Remedies.  To the extent not limited or waived herein, with particularity in this Article XIII, each Party reserves to itself all rights, set-offs, counterclaims and other remedies and defenses to which such Party may be entitled arising from this Agreement and the Processing Agreement.

13.2         LIMITATION OF LIABILITY.  SUBJECT TO SECTION 7.1, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, CONTRACT OR OTHERWISE, EXCEPT FOR ANY OF THE FOREGOING PAID BY A PARTY TO A NON-AFFILIATE THIRD PARTY.

13.3        INDEMNIFICATION BY SHIPPER. SHIPPER COVENANTS THAT IT WILL RELEASE, DEFEND, INDEMNIFY AND SAVE GATHERER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM OR OUT OF ANY ADVERSE CLAIMS MADE BY ANY THIRD PARTY OR BY SHIPPER FOR ANY LOSS, DAMAGE, COST OR EXPENSE RELATING TO, CAUSED BY, OR ARISING OUT OF SHIPPER’S MAINTENANCE OR OPERATION OF SHIPPER’S FACILITIES.

13.4        INDEMNIFICATION BY GATHERER.  GATHERER COVENANTS THAT IT WILL RELEASE, DEFEND, INDEMNIFY, AND SAVE SHIPPER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM OR OUT OF ANY ADVERSE CLAIMS MADE BY ANY THIRD

PARTY OR BY GATHERER FOR ANY LOSS, DAMAGE, COST, OR EXPENSE RELATING TO, CAUSED BY, OR ARISING OUT OF GATHERER’S CONSTRUCTION, MAINTENANCE, OR OPERATION OF GATHERER’S LINES OR FACILITIES.

ARTICLE XIV

CREDIT ASSURANCE

14.1         Each Party acknowledges and agrees that the other Party’s credit as of the date of this Agreement is satisfactory.  In the event a material adverse change occurs in a Party’s credit (the “Affected Party”) and the other Party (the “Requesting Party”) determines the Affected Party’s credit to be unsatisfactory in Requesting Party’s sole and reasonable opinion at any time during the term of this Agreement, the Requesting Party may demand “Adequate Assurance of Performance” from such Affected Party which shall mean sufficient security in an amount and for a term reasonably specified by the Requesting Party; provided, however, in no event shall the amount of such security exceed the greater of (i) the amount owed hereunder by such Affected Party for the most recent two (2) Months, or (ii) the amount estimated by the Requesting Party in good faith to be owed hereunder by such Affected Party for the next succeeding two (2) Months based on deliveries by Shipper equal to the SRC.  Such Affected Party at its option may then provide one of the following forms of security:

(a)   Provide a written guaranty of payment from an Affiliate with credit satisfactory to the Requesting Party with such guaranty of payment to be provided in a form and for a term acceptable to the Requesting Party, but such guaranty of payment shall constitute Adequate Assurance of Performance only for as long as the credit of the Affiliate continues to be satisfactory to the Requesting Party;

(b)   Post an irrevocable standby letter of credit in a reasonably satisfactory form and from a bank satisfactory to the Requesting Party; or,

(c)   Provide a prepayment or a deposit.

14.2         Should such Affected Party fail to provide Adequate Assurance of Performance within two (2) Business Days after receipt of written demand for such assurance, then the Requesting Party shall have the right to suspend performance under this Agreement until such time as such Affected Party furnishes Adequate Assurance of Performance.  If such assurance is not provided by such Affected Party within ten (10) Business Days from written demand, the Requesting Party may terminate this Agreement in addition to having any and all other remedies available hereunder, at law or in equity.

ARTICLE XV

NOTICES

15.1         Notices.  All notices and communications between the Parties shall be in writing and all notices, communications and payments shall be directed to the respective Parties hereto at the following addresses:

Gatherer:	For Remittance:
By Wire Transfer:
ETC Texas Pipeline, Ltd.
Wachovia Bank

Acct. [*****]
ABA [*****]

For Notices and Correspondence:
ETC Texas Pipeline, Ltd.
800 East Sonterra Blvd., Ste. 400
San Antonio, Texas 78258
Telephone (210) 403-7300
FAX (210) 403-7500

For Accounting Matters:
ETC Texas Pipeline, Ltd.
800 East Sonterra Blvd., Ste. 400
San Antonio, Texas 78258

Shipper:	For Notices, Correspondence, Scheduling, Statements and Accounting Matters:
SM Energy Company
1775 Sherman Street, Suite 1200

Denver, CO 80203

Phone: (303) 861-8140
Fax: (303) 830-2216

For Remittance:
By Wire Transfer:
Wells Fargo Bank West N.A.
ABA #: [*****]
Account #: [*****]
Acct: SM Energy Company

TAX ID Number	41-0518430

Either Party may from time to time change the address to which notices to it shall be directed by furnishing the other Party with written notice of the change.  All notices provided and authorized to be given hereunder shall be considered as given only if and when received by the Party to whom such notice is addressed; provided, however, any notice sent by registered or certified mail with return receipt requested and all postage and fees therefore paid shall be deemed to have been given on the fourth Business Day following the date deposited in the United States mail addressed to the Party being notified.  Notice by facsimile or hand delivery shall be deemed to have been received on the Business Day on which it is transmitted (with answerback confirmation of receipt) or hand delivered (unless transmitted (with answerback confirmation of receipt) or hand delivered after close of the Business Day in which case it shall be deemed received on the next Business Day) or such earlier time confirmed by the receiving Party.  Any legal notices must be received in writing.

ARTICLE XVI

FORCE MAJEURE

16.1         Suspension of Obligations.  In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Party after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.  In addition, the Party claiming Force Majeure shall resume performance of any such suspended obligations promptly after termination of such Force Majeure.  Shipper shall have the right to secure alternate gathering services from third parties during Force Majeure events that affect Gatherer’s ability to provide gathering services hereunder, but only for so long as and only to the extent that such Force Majeure event prevents Gatherer from providing gathering services hereunder.

16.2         Force Majeure.  The term “Force Majeure,” as used in this Agreement, shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including, without limitation, acts of God, strikes, lockouts, or other industrial disturbances, acts of a public enemy, sabotage, wars, blockades, insurrections, riots, acts of terror, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods, washouts, arrests and restraints of governments and people, civil disturbances, maintenance, explosions, breakage or accident to equipment installations, machinery or lines of pipe, and associated repairs, freezing of lines of pipe, pipes or other delivery facilities, electric power unavailability or shortages, failure of pipelines or carriers to transport, delay or curtailment of natural gas liquid transportation or fractionation services, inability to obtain or timely obtain, or obtain at a reasonable cost, after exercise of reasonable diligence, pipe, materials, equipment, rights-of-way, servitudes, governmental approvals, or labor, including those necessary for the facilities provided for in this Agreement, and any legislative, governmental or judicial actions.  Examples of Force Majeure may also include curtailment or interruption of deliveries, receipts or services by third party purchasers, suppliers or customers as a result of an event of Force Majeure or a breach by such third party purchasers, suppliers or customers.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty

16.3         Limitation on Force Majeure.  Neither Party shall be entitled to the benefits of the provision of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the Party claiming excuse failed to remedy the condition and to resume the performance of its covenants or obligations with reasonable dispatch except as to strikes or industrial lockouts; or (ii) economic hardship, to include, without limitation, Shipper’s ability to sell its Gas at a higher or more advantageous price to a market not requiring the gathering or other services contracted for herein; or (iii) the loss of Shipper’s market for Gas.

16.4         Curtailment or Suspension.  If and to the extent Gatherer curtails or suspends the gathering of Gas on the Gathering System due to Force Majeure or any other reason, Gas tendered to the Receipt Point(s) by or for the account of Shipper, up to the SRC, shall have the highest priority for gathering on the Gathering System together with all other Gas being gathered on a firm basis (i.e., gathering of Gas up to a shipper’s applicable daily reserved capacity on the Gathering System is not subject to interruption) for other shippers under agreements executed and dated on or before April 15, 2011, pro rata, and shall not be curtailed or suspended from gathering if other Gas is being gathered on the Gathering System on an interruptible basis.  Similarly, Gas tendered to the Receipt Point(s) by or for the account of Shipper, in excess of the SRC, shall have the highest priority for gathering on the Gathering System on an interruptible basis (i.e., interruptible by Gatherer in its sole discretion) together with all other Gas being gathered on an interruptible basis for other shippers under such agreements executed and dated on or before April 15, 2011, pro rata.  Gatherer shall remedy any Force Majeure event and any other cause of curtailment or suspension with all reasonable dispatch, and in such a manner as to minimize any adverse impact on Shipper hereunder.  Gatherer shall provide only two levels of service on the Gathering System, firm and interruptible, each as defined above.

ARTICLE XVII

TERM AND TERMINATION

17.1         Effective Date and Term.  This Agreement shall govern any and all Transactions and shall be in effect for a term of five (5) year(s) from the Effective Date (the “Primary Term”).  It shall then continue in effect from Month to Month thereafter, unless terminated by either Shipper or Gatherer upon thirty (30) Days prior written notice to the other Party prior to the end of the Primary Term or any subsequent Month; provided, this Agreement shall continue to apply to all Transactions then in effect until all Transactions are completed. All indemnity obligations, confidentiality obligations, payment obligations and audit rights shall survive the termination or expiration hereof.

17.2         Termination.  This Agreement may be terminated or canceled as follows and in no other manner:

(a)           By either Gatherer or Shipper upon the occurrence of any Default or Event of Default if the terminating Party is not itself in Default (other than a Default which occurs because such Party is rightfully withholding performance in response to the other Party’s Default);

(b)           By the applicable Party pursuant to any provision of this Agreement expressly providing termination rights; or

(c)           By all of the Parties at any time upon mutual written agreement.

Notwithstanding the foregoing, this Agreement shall be coterminous with the Processing Agreement.

17.3         Rights and Obligations Upon Termination.  Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued prior to the date of such termination.  Upon termination of this Agreement, the Parties shall retain all other rights and remedies available at law or in equity.

ARTICLE XVIII

REPRESENTATIONS AND WARRANTIES

18.1         Representations and Warranties.  Each of Shipper and Gatherer represents and warrants to each other that on and as of the date hereof:

(a)           It is duly formed, validly existing and in good standing under the Laws of its state of jurisdiction or formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)           The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;

(c)           It has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

(d)           The execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein will not, violate any of the provisions of organizational documents, any agreements pursuant to which it or its property is bound or, to its knowledge, any Laws;

(e)           This Agreement is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

(f)            It is qualified to do business in the State(s) in which the Receipt Point(s) and Delivery Point are located.

ARTICLE XIX

MISCELLANEOUS

19.1         Entire Agreement.  This Agreement, together with the Processing Agreement and each ITC, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous (oral or written) negotiations, proposals, agreements and understandings.

19.2         Modifications.  No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by each of the Parties of a supplementary written agreement.

19.3         Waiver.  No waiver by either Party of any one or more defaults by the other Party in performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or a different character.

19.4         No Third Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the Parties hereto.  Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

19.5         Assignment.  Except as otherwise set forth herein, this Agreement is binding upon the successors or assigns of either Gatherer or Shipper. Neither Party shall voluntarily or involuntarily, directly or indirectly, transfer or otherwise alienate any or all of its rights, title or interests under this Agreement to any other Person without the express prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld; provided, however, that: (a) either Party may (without seeking the consent of the other Party) transfer or otherwise alienate any of its rights, title or interests under this Agreement in connection with (i) a transfer to an Affiliate which remains an Affiliate and is deemed creditworthy by the other Party or will provide Adequate Assurance of Performance to the other Party in accordance with Article XIV if not, and (ii) the granting of a pledge, mortgage, hypothecation, lien or other security interest and any transfer pursuant to or in settlement of any terms of provisions of any agreement creating any such security interest; and (b) Shipper may (without seeking the consent of Gatherer) partially assign its rights, title and interests under this Agreement to another Person if the assignee (i) is deemed creditworthy in the reasonable opinion of Gatherer or will provide Adequate Assurance of Performance to Gatherer in accordance with Article XIV if not and (ii) expressly assumes all obligations of Shipper under this Agreement and the applicable ITC attributable to the partially assigned rights, title and interests (including the applicable portion of the SRC, volumetric commitment and deficiency payment obligation, if any).  Unless otherwise agreed to in writing by the other Party, and except for transfers pursuant to (a)(ii) above, both the transferor and the transferee shall be jointly and severally responsible and primarily liable for the full and timely performance of all covenants, agreements and other obligations, and the timely payment and discharge of all liabilities, costs and other expenses arising (directly or indirectly)

pursuant to this Agreement.  Unless otherwise mutually agreed in writing, intermediary transferees shall not be relieved of any obligations as a result of a subsequent transfer to another Person.  Promptly upon transfer of all or any portion of its rights, title and interests in and to this Agreement, the transferor shall provide the other Party with a copy of such instrument.  Any attempted transfer in violation of the terms of this Agreement of any rights, title and interests arising under this Agreement shall constitute a Default and be null and void and have no force or effect.

19.6         Confidentiality.  The Parties agree that all information and data exchanged by them pursuant to or in connection with this Agreement shall be maintained in strict and absolute confidence for the term of this Agreement and one (1) year following its termination or cancellation except for disclosure (a) pursuant to the sale, disposition or other transfer (directly or indirectly) of a Party’s rights and interests in and to this Agreement, (b) to lenders, accountants, consultants and other representatives of the disclosing Party, and royalty, working and other interest owners, with a need to know such information, (c) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (d) as required to make disclosure in compliance with any Law or listing exchange rules or (e) to a Party’s officers, directors and personnel, as necessary to carry out such Party’s obligations under the Agreement.

19.7         Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

19.8         Further Assurances.  Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated by this Agreement.

19.9         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, each provision shall be interpreted to be only as broad as is enforceable.

19.10       Terminology.  Unless the context clearly requires otherwise, all personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  Articles, sections and other titles or headings are for convenience only, shall neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

19.11       Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, and all of which together shall constitute but one and the same instrument.

19.12       Compliance with Laws.  This Agreement and the performance of the obligations contemplated herein are and shall be subject to all Laws.  The Parties shall act in accordance with each such Law.  To the extent consistent with the terms and conditions of this Agreement, the Parties will reasonably cooperate with respect to compliance with all governmental authorizations, including obtaining and maintaining all necessary regulatory authorizations or any reasonable exchange or provision of information, needed for filing or reporting requirements.

19.13       Audit.  Each Party shall have the right to examine and audit, at its own expense, at reasonable times during regular business hours and upon reasonable notice, all books, records and charts of the other Party to the extent necessary to verify the accuracy of any measurement and payment hereunder or compliance with the terms of this Agreement (including the applicable ITC), and the related statements, computations, allocations and procedures provided for in the Agreement, for a period of two (2) years after the end of the calendar year in which such measurement, payment, statement, computation, allocation or procedure occurred; provided, however, that a formal audit of accounts shall not be made more often than every twelve (12) months.  Any inaccuracy will be promptly corrected when discovered, but in no event later than six (6) months after such audit exceptions are received by the audited Party; provided, however, that neither Party shall have the right to contest any such measurement or payment, or the related statement, computation, allocation or procedure, if the matter is not called to the attention of the other Party in writing within two (2) years after (a) the date upon which such measurement was conducted or such payment was made, or (b) the related statement, computation, allocation or procedure containing the questioned inaccuracy was received by the contesting Party.   Any of such items not contested with specificity in writing within such time period shall conclusively be deemed to be accurate.

19.14  Agreement to Refrain from Certain Actions.  Each Party agrees that it will not take any action or commence or participate in support of any proceeding before any court or governmental authority seeking (a) to have the current jurisdictional status of the Gathering System (non-jurisdictional gathering subject to regulation by the Texas Railroad Commission, but not FERC) changed or determined to be subject to the jurisdiction of any other governmental authority, or (b) to challenge the lawfulness or reasonableness of, or otherwise change, the Gathering Fee(s) and/or other fees set forth in Article III of this Agreement or in the applicable ITC, or any other term or provision herein or in the ITC.  Notwithstanding the foregoing, nothing herein will prevent either Party from participating in proceedings or commenting on proposed changes in Laws that are generic in nature.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized representatives effective as of the Effective Date.

“GATHERER”		“SHIPPER”
ETC TEXAS PIPELINE, LTD.		SM ENERGY COMPANY
By: LG PL, LLC, its general partner

By:	/S/MACKIE MCCREA	By:	/S/ DAVE WHITCOMB
Printed Name:	Mackie McCrea	Printed Name:	Dave Whitcomb
Title:	President & COO	Title:	Vice President-Marketing

INDIVIDUAL TRANSACTION CONFIRMATION

TO

GATHERING AND NATURAL GAS SERVICES AGREEMENT

BETWEEN SM ENERGY COMPANY AND

ETC TEXAS PIPELINE, LTD.

DATED APRIL 1, 2011

BASE AGREEMENT:  Gathering and Natural Gas Services Agreement dated April 1, 2011, Contract No. 11515-100, between Shipper and Gatherer identified below.

INDIVIDUAL TRANSACTION NUMBER: 11515-101

SHIPPER:  SM ENERGY COMPANY

GATHERER:  ETC TEXAS PIPELINE, LTD.

This Individual Transaction Confirmation (this “ITC”) constitutes part of the terms and provisions of the Base Agreement (collectively, the “Agreement”).  All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Base Agreement.

TYPE OF SERVICE:  Firm up to Shipper’s Reserved Capacity (“SRC”); Interruptible for volumes greater than the SRC.

CONSTRUCTION OF GATHERING SYSTEM:  Gatherer has constructed or shall construct pipeline facilities from the Briscoe and Galvan Receipt Point(s) (defined below) to an interconnect with a new pipeline (the “Rich Eagleford Mainline” or “REM”) at least 24 inches in diameter which Gatherer shall construct from a point in Dimmit County, Texas, to connect to the inlet of a new gas processing plant Gatherer shall build in Jackson County, Texas (the “Jackson Plant”).  Such upstream pipeline facilities, REM, the Briscoe and Galvan Receipt Point(s), and the Jackson Plant are collectively referred to herein as the “Facilities”).  The approximate location of the Facilities is depicted on Exhibit A attached hereto and made a part hereof.

PROJECT TIMING:  The Facilities shall be completed, ready to receive Gas under the Agreement and that certain Gas Processing Agreement between Gatherer and Shipper of even date herewith (the “Processing Agreement”), and placed in commercial service on or before July 1, 2013.  Neither Party shall have any obligation to deliver or receive Gas hereunder until such time as the Facilities are completed, ready to receive Gas under the Agreement and the Processing Agreement, and placed in commercial service (the “In-Service Date”).  Until the In-Service Date, Gatherer shall keep Shipper reasonably informed as to the status of acquisition and construction of the Facilities (including rights-of-way) and progress towards completion, and such information shall include at least quarterly written updates through July 1, 2012, and monthly written updates thereafter, as to such status and completion of milestones.  Gatherer shall give Shipper written notice when the In-Service Date occurs.  If the In-Service Date does not occur on or before September 1, 2013, for any reason (including Force Majeure), Shipper shall have the right to terminate, by written notice to Gatherer delivered on or before October 1, 2013, the Agreement and the Processing Agreement, without any liability or obligation to Gatherer.

1

SRC:

Period	Shipper’s Reserved Capacity
In-Service Date - June 30, 2013	Interruptible Service
July 1, 2013 – June 30, 2014	[*****] MMBtu per Day
July 1, 2014 - June 30, 2015	[*****] MMBtu per Day
July 1, 2015 – June 30, 2023	240,000 MMBtu per Day

Subject to any commitments existing as of the Effective Date (including any minimum delivery commitments), Shipper shall, during the period July 1, 2013 through December 31, 2015, deliver all Gas on Shipper’s gathering systems capable of delivering gas to the Receipt Point(s) (without re-configuring or adding additional facilities) to the Receipt Point(s) for gathering services hereunder, up to the SRC.

VOLUMETRIC COMMITMENT:  Beginning July 1, 2013, if during any semi-annual period beginning July 1 or January 1, for any reason (including Force Majeure), Shipper delivers to the Receipt Point(s) for gathering under this ITC an average daily quantity of Gas less than the stated MMBtu per Day set forth below during the applicable period (the “Minimum Daily Quantity” or “MDQ”), then Shipper shall pay Gatherer an amount equal to the product of (a) the difference between (i) the product of the number of Days in such semi-annual period multiplied by the Minimum Daily Quantity (the “Minimum Semi-Annual Quantity”) and (ii) the sum of the actual quantity of Gas delivered to the Receipt Point(s) for gathering under this ITC during such semi-annual period, multiplied by (b) $[*****] per MMBtu (the “Deficiency Fee”).

Period	MDQ
July 1, 2013 through June 30, 2014	[*****] MMBtu per Day
July 1, 2014 through June 30, 2015	[*****] MMBtu per Day
July 1, 2015 through June 30, 2023	[*****] MMBtu per Day

Such payment shall be calculated following the end of each such semi-annual period and shall be due within thirty (30) Days following invoice by Gatherer.  Any quantities of Gas delivered and/or credited under this ITC during a semi-annual period in excess of the Minimum Semi-Annual Quantity for such semi-annual period will be credited against the Minimum Semi-Annual Quantity for the succeeding semi-annual period(s).  In addition, any quantities of Gas delivered under this ITC prior to July 1, 2013, will be credited against the Minimum Semi-Annual Quantity for the semi-annual period commencing July 1, 2013.

If the In-Service Date does not occur on or before July 1, 2013, for any reason (including Force Majeure) and Shipper is ready to deliver Gas to the Receipt Point(s), then Shipper shall receive (y) a credit against the applicable Minimum Semi-Annual Quantity equal to the product of the applicable SRC multiplied by the number of Days the In-Service Date is late beyond July 1, 2013, and (z) free services under the Agreement (i.e., no obligation to pay any Gathering Fee(s)), up to the MDQ each Day, for a period of Days equal to the number of Days beyond July 1, 2013, that the In-Service Date is delayed.

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In determining whether any Minimum Semi-Annual Quantity has been met, Shipper shall receive a one (1) MMBtu credit against such Minimum Semi-Annual Quantity for each one (1) MMBtu of Gas which Shipper was ready and able to deliver hereunder in accordance with the Agreement during the applicable semi-annual period (as determined by reference to the weighted average daily quantity of such deliveries (in MMBtu) during the five (5) Days immediately preceding Gatherer’s failure to receive such gas; provided that if the SRC changes during such five-Day period, the determination shall be made by reference to the weighted average daily quantity of such deliveries (in MMBtu) during the number of Days after such change) but which Gatherer failed to receive for any reason (including Force Majeure); provided, however, such credit shall not exceed for any Day a quantity of Gas equal to the SRC less the quantity of Gas (in MMBtus) which was delivered hereunder during such Day.

Beginning June 30, 2015, if the average daily quantity of Gas delivered by Shipper to the Receipt Point(s) for gathering hereunder during any semi-annual period thereafter (including the quantities of Gas, if any, credited hereunder due to Gatherer’s failure to receive Gas for any reason (including due to Force Majeure declared by Gatherer) during such semi-annual period) (the “ADQ”) is less than the applicable SRC, then Gatherer, may upon thirty (30) Days’ prior written notice to Shipper, reduce such SRC to the greater of (a) such ADQ or (b) the simple average of such SRC and the applicable MDQ; provided, however, Shipper may elect to avoid such reduction if, within such thirty (30) Day notice period, Shipper provides Gatherer with written notice that Shipper has elected to avoid such reduction by increasing such MDQ, on a prospective basis, to such simple average.

TERM:  This ITC is effective on the date of execution of this ITC and shall continue for a primary term ending ten (10) years from July 1, 2013 (the “Primary Term”), and shall thereafter continue in effect from year to year, until terminated by Shipper or Gatherer giving the other Party written notice at least one hundred twenty (120) Days prior to the end of the Primary Term or any annual term thereafter.

RECEIPT POINT(S):  Gatherer shall install a tap, measurement facilities, and piping capable of receiving up to 140,000 MMBtu per Day at each of (1) an interconnect with Shipper’s gathering system and Gatherer’s Las Bonitas Pipeline (the “Briscoe Receipt Point”) located at Latitude 28° 10.863’N; Longitude 99° 52.368’W, and (2) an interconnect with Shipper’s gathering system and Gatherer’s Dos Hermanas Pipeline (the “Galvan Receipt Point”) located at Latitude 28° 3.870’N; Longitude 99° 36.420’W, each in Webb County Texas Shipper shall provide Gatherer a site suitable for Gatherer’s facilities at the Galvan Receipt Point.   In addition, Gatherer shall install, at its sole cost and expense, a tap for an additional Receipt Point(s) at a mutually agreeable location when requested by Shipper on the then-existing Las Bonitas 24-inch or REM 30-inch pipelines, in which event Shipper will be responsible for installing, at its sole cost and expense, such lines and other facilities as are necessary to connect Shipper’s gathering system to such additional Receipt Point(s).  Gatherer shall install chromatographs and electronic flow measurement with telemetry at each of the Receipt Point(s), and Shipper shall reimburse Gatherer for the cost of installing all facilities upstream of the tap at such third Receipt Point.  All facilities located downstream of the inlet flange of the measurement facilities at each Receipt Point shall be owned, operated and maintained by Gatherer.  The maximum allowable operating pressure at the Briscoe and Galvan Receipt Point(s) shall be 1300 psig and 1238 psig, respectively, and the operating pressure at the Briscoe and Galvan Receipt Point(s) shall not exceed 1200 psig.

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RECEIPT POINT(S) SETTLEMENT:  Pursuant to the Processing Agreement, Shipper shall receive (and sell to Gatherer) 100% of the Plant Products attributable to Producer’s Gas and 100% of the Residue Gas (as such terms are defined in the Processing Agreement) as determined pursuant to the Processing Agreement.

DELIVERY POINT:  The Delivery Point as defined in the Processing Agreement.

CONDENSATE:  Gatherer shall pig the Facilities upstream of the Plant as it deems necessary and shall retain all Condensate that is collected as a liquid in the Facilities downstream of the Receipt Point(s) and upstream of the Plant.  Title in such Condensate shall vest in Gatherer at the point(s) at which it is collected or extracted from such Facilities.

GATHERING FEES:  $[*****] per Receipt Point(s) MMBtu for all quantities up to the SRC (the “Firm Gathering Fee”).

$[*****] per Receipt Point(s) MMBtu for all quantities greater than the SRC (the “Interruptible Gathering Fee”).

However, at the time the total quantity of Gas delivered to the Receipt Point(s) for gathering under this ITC equals [*****] MMBtu, such Gathering Fee(s) shall each be reduced by $[*****] per MMBtu for all quantities of Gas delivered to the Receipt Point(s) hereunder in excess of such total quantity.  In such event, subject to any commitments existing as of the Effective Date (including any minimum delivery commitments), Shipper shall, during the remaining Primary Term of this ITC, deliver all Gas on Shipper’s gathering systems capable of delivering gas to the Receipt Point(s) (without re-configuring or adding additional facilities) to the Receipt Point(s) for gathering services hereunder, up to the SRC.

FEE ESCALATION: Beginning with the first Day of the second Contract Year, and annually thereafter (the “Escalation Date”), [*****] percent ([*****]%) of the Gathering Fees and [*****] percent ([*****]%) of the Deficiency Fee shall be increased by a percentage equal to the percentage of increase change between:

(a)          the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), U.S. city Average (1982-84 = 100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI-U”) for the month of December of the second year prior to the Escalation Date; and

(b)         the seasonally unadjusted CPI-U for the month of December immediately preceding the Escalation Date (the “CPI Adjustment”); provided, however, no such annual percentage increase shall exceed [*****] percent ([*****]%).

For example, the CPI-U published for December 2000 was 174.0 and the CPI-U published for December 2001 was 176.7, resulting in a percentage change of [*****]% as of January 1, 2002.

FL&U:  Shipper’s pro rata share of actual FL&U (including electricity cost) on the Gathering System; provided however, FL&U shall not exceed [*****] percent ([*****]%) of the MMBtu

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delivered to the Receipt Point(s) hereunder.  For the avoidance of doubt, FL&U under this ITC does not include PTR.

GAS QUALITY:  The Gas delivered by Shipper at each Receipt Point shall have a Gross Heating Value of not less than one thousand one hundred (1,100) Btu’s per cubic foot and shall contain no less than [*****] gallons per Mcf of natural gas liquids (“GPM”).  If the GPM of the Gas delivered by Shipper at the Receipt Point(s) is less than [*****] GPM (calculated on a weighted average basis at all Receipt Point(s) in the aggregate), then for the period of such deliveries, the Gathering Fees shall increase in accordance with the following formula:

Increased Fee = Fee x [1 + ([*****] GPM – actual GPM)/ [*****] GPM]

OTHER:

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed in multiple originals effective and operative as of the date first hereinabove written.

“GATHERER”		“SHIPPER”
ETC TEXAS PIPELINE, LTD.		SM ENERGY COMPANY
By: LG PL, LLC, its general partner

By:	/S/MACKIE MCCREA	By:	/S/ DAVE WHITCOMB
Printed Name:	Mackie McCrea	Printed Name:	Dave Whitcomb
Title:	President & COO	Title:	Vice President-Marketing

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